Exhibit 99.1

NEWS RELEASE

TOREADOR AND HESS PARIS BASIN SHALE OIL PARTNERSHIP RECEIVES FIRST-STAGE GOVERNMENTAL APPROVAL

PARIS, FRANCE — (June 28, 2010) — Toreador Resources Corporation (NASDAQ: TRGL) today announced that the Ministère de l’Ecologie, de l’Energie, du Développement Durable et de la Mer (Ministry of Ecology, Energy, Sustainable Development and the Sea) in France has granted first-stage approval to the transfer by Toreador to Hess of 50% of Toreador’s working interests in its wholly owned and non-wholly owned exploration permits in the Paris Basin, France.  An application for the grant to Hess of title in the permits is expected to be filed with the government shortly.

As previously announced, Toreador and Hess signed a definitive agreement on May 10, 2010, under which Hess may become co-holder of Toreador’s exploration permits in the Paris Basin, which represent approximately 1 million gross acres (of which 680,000 acres awarded and 360,000 acres pending).

ABOUT TOREADOR

Toreador Resources Corporation is an independent energy company engaged in the exploration and production of crude oil with interests in developed and undeveloped oil properties in the Paris Basin, France.  The company’s website, www.toreador.net, provides more information about Toreador.

Cautionary Statements

Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to our need and ability to raise additional capital or obtain alternative financing; our ability to maintain or renew our existing exploration permits or exploitation concessions or obtain new ones; the effect of our indebtedness on our financial health and business strategy; our ability to execute our business strategy and be profitable; our ability to replace reserves; a change in the SEC position on our calculation of proved reserves; the loss of the current purchaser of our oil production; results of our hedging activities; the loss of senior management or key employees; political, legal and economic risks associated with having international operations; disruptions in production and exploration activities in the Paris Basin; currency fluctuations; failure to maintain adequate internal controls; indemnities granted by us in connection with dispositions of our assets; unfavorable results of legal proceedings; assessing and integrating acquisition prospects; declines in prices for crude oil; our ability to compete in a highly competitive oil and gas industry; our ability to obtain equipment and personnel; extensive regulation, including environmental regulation, to which we are subject; terrorist activities; our success in development, exploitation and exploration activities; reserves estimates turning out to be inaccurate; differences between the present value and market value of our reserves and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.

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Contact:

Shirley Z. Anderson, Corporate Secretary

Toreador Resources Corporation

T:  +1 469-364-8531

sanderson@toreador.net